Exhibit 10.2
In the second quarter of 2021, the Compensation Committee of Univar Solutions Inc. (the “Company”) approved a payment to Mr. Carl Lukach, former Executive Vice President, Corporate Development and a named executive officer of the Company, in the amount of Four Hundred Thousand Dollars ($400,000.00) for the services Mr. Lukach provided to the Company in connection with certain of the Company’s divestiture transactions.